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                ACM INSTITUTIONAL RESERVES, INC.


                    CERTIFICATE OF CORRECTION



    ACM Institutional Reserves, Inc., a Maryland corporation, certifies that:

    FIRST: This Certificate of Correction corrects the Articles of Incorporation of ACM Institutional Reserves, Inc. filed March
22, 1990.

    SECOND:  The Articles of Incorporation as filed on March 22,
1990 incorrectly stated the third sentence of Section (1) of Article FIFTH. The third sentence of Section (1) of Article FIFTH reads as filed:

    "Until such time as the Board of Directors shall provide otherwise in accordance with section (2) of this Article FIFTH, One Billion (1,000,000,000) of the authorized shares of stock of the Corporation are designated as Prime Portfolio Common Stock, One Billion (1,000,000,000) of such shares are designated as U.S. Government Portfolio Common Stock and One Billion (1,000,000,000) of such shares are designated as Tax-Free Portfolio Common Stock."

    The third sentence of Section (1) of Article FIFTH as corrected reads:

    "Until such time as the Board of Directors shall provide otherwise in accordance with section (2) of this Article FIFTH, One Billion (1,000,000,000) of the authorized shares of stock of the Corporation are designated as Prime Portfolio Common Stock, One Billion (1,000,000,000) of such shares are designated as Government Portfolio Common Stock and One Billion (1,000,000,000) of such shares are designated as Tax-Free Portfolio Common Stock."

    THIRD:  The Articles of Incorporation as filed on March 22,
1990 incorrectly stated Section (4)(b)(i) of Article FIFTH.
Section (4)(b)(i) of Article FIFTH reads as filed:

    "(b)(i) The term "Minimum Amount" when used herein shall mean One Million Dollars ($1,000,000) unless otherwise fixed by the Board of Directors from time to time, provided that the Minimum Amount may not in any event exceed Five Million Dollars ($5,000,000). The Board of Directors may establish differing Minimum Amounts for categories of holders of stock based on such criteria as the Board of Directors may deem appropriate."

     Section (4)(b)(i) of Article FIFTH as corrected reads:



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    "(b)(i) The term "Minimum Amount" when used herein shall mean
Five Hundred Thousand Dollars ($500,000) unless otherwise fixed by the Board of Directors from time to time, provided that the Minimum Amount may not in any event exceed Five Million Dollars ($5,000,000). The Board of Directors may establish differing Minimum Amounts for categories of holders of stock based on such criteria as the Board of Directors may deem appropriate."

    IN WITNESS WHEREOF, the undersigned, being the sole incorporator of ACM Institutional Reserves, Inc., has adopted and signed this Certificate of Correction for the purpose of correcting errors in the Articles of Incorporation described herein pursuant to the General Corporation Law of the State of Maryland and does hereby acknowledge that the adoption and signing are his act.

June 20, 1990




































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